UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2008

Ambassadors International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1071 Camelback Street Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 759-5900

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On April 8, 2008, the Board of Directors of the Company appointed Arthur A. Rodney, age 66, to serve as a Class III director of the Company to serve for a term until the 2008 Annual Meeting of Stockholders of the Company, or until his respective successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Rodney was also appointed as member of the Audit Committee to serve in accordance with the Bylaws of the company and the charter of said Committee and until his successor is duly appointed and qualified. A copy of the press release announcing the appointment of Mr. Rodney is furnished as Exhibit 99.1 to this report and is incorporated herein by reference. In order to make the appointment, the Board of Directors amended the Company’s Bylaws to increase the number of authorized directors from nine (9) to ten (10).

There is no arrangement or understanding between Mr. Rodney and any executive officer or director of the Company. There are no family relationships among Mr. Rodney and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Rodney which would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Effective April 8, 2008, the Board of Directors of the Company adopted an amendment to the Company’s bylaws to increase the number of directors serving on its board of directors to nine to ten directors. A copy of the Amended and Restated Bylaws is filed as Exhibit 3.1 to this report.

Item 9.01 Exhibits.

(d) Exhibits

3.1	Amended and Restated Bylaws of the Company.

99.1	Press Release dated April 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: April 9, 2008	By:	/s/ Blake T. Barnett

Blake T. Barnett Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company.

99.1	Press Release dated April 9, 2008.

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